Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT

This Confidential Separation Agreement (“Agreement”) and the Release, which is attached hereto and incorporated by reference as Exhibit A (“Release”), are made by and between Lorianne Masuoka (“Employee”), and DiaMedica USA Inc., its affiliates, related or predecessor corporations, parent, subsidiaries, successors, and assigns (“Employer”).

Employee and Employer are sometimes referred to herein individually as “Party” and collectively referred to as “Parties”.

The Employer and Employee wish to end their employment relationship in an honorable, dignified, and orderly fashion. Toward that end, the Parties have agreed to separate according to the following terms.

Employee does not believe that she has any claims against Employer. Nevertheless, the Parties agree to resolve any actual and potential claims arising out of Employee’s employment with and separation from Employer by entering into this Agreement.

IN CONSIDERATION OF THIS AGREEMENT AND RELEASE, THE LEGAL SUFFICIENCY OF WHICH THE PARTIES ACKNOWLEDGE, THE PARTIES AGREE AS FOLLOWS:

1.    Termination. Pursuant to her termination, Employee’s employment ends on August 4, 2025. (“Termination Date”).

2.    Consideration (Cobra Continuance). If Employee executes and delivers to Employer this Agreement and Release within twenty-one (21) days after the Termination Date, and the Rescission Periods specified herein have expired (without any actual rescission by Employee), then as consideration for Employee’s promises and obligations under this Agreement and Release, and subject to the terms and conditions of this Agreement, Employer will pay the following Consideration:

a.    The Company will pay your Cobra benefits until October 30, 2026 at which time you will be eligible for Medicare.

b.    Employee agrees Employee is not entitled to the Consideration (and will forfeit all rights to the Consideration offered in this Agreement) if Employee: (i) does not return to Employer a signed copy of this Agreement and Release, releasing any and all actual or potential claims which may have arisen at any time during Employee’s employment with or termination from employment with Employer, within twenty-one (21) days after the Termination Date; (ii) revokes, or attempts to revoke, Employee’s release of any claims under this Agreement; or (iii) violates the terms of this Agreement.

c.    The Parties intend that the Consideration provided under this Agreement will comply, in form and operation, with an exception to or exclusion from the requirements of Internal Revenue Code §409A and this Agreement will be construed and administered in a manner that is consistent with and gives effect to such intention. The Consideration is provided upon Employee’s termination of employment with Employer (and all its affiliates) that would be considered a “separation from service” under Section 409A of the Code and the Consideration is intended to be exempt from the requirements of Code §409A because such payments are short-term deferrals under Treas. Reg. §1.409A-1(b)(4) and also provided under a separation pay plan within the meaning of Treas. Reg. §1.409A-1(b)(9).

3.    Termination of Benefits; COBRA. Except as otherwise provided by this Agreement, Employee’s participation in Employer’s employee benefits, bonus, and all other compensation or commission plans, will terminate on the Termination Date, unless otherwise provided by law, or benefit plan. Employee will receive no compensation or benefits under such plans, except as specifically provided in Section 2 of this Agreement. Nothing in this Agreement affects Employee’s rights to timely elect continued coverage under Employer’s group health plans (such as medical or dental) pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), in accordance with ordinary plan practices. Employee will receive a separate COBRA Notice from the group health plan(s) relating to the procedures for electing such coverage.

4.    Execution of Agreement and Release of all Claims. Employee agrees to fully execute this Agreement, and the Release attached as Exhibit A, releasing any and all actual or potential claims which may have arisen at any time during Employee’s employment with or termination from employment with Employer. Employee’s failure to execute this Agreement and/or Release within twenty-one (21) days after the Termination Date, or if Employee rescinds this Agreement or Release within the applicable Rescission Periods, will terminate this Agreement, and the Parties’ respective rights and obligations under this Agreement.

5.    Time to Consider; Voluntary and Knowing Action. Employee acknowledges Employee has had at least 21 days to consider the terms of this Agreement and the Release but agrees that in no event will Employee execute this Agreement and Release prior to Employee’s Termination Date. Employee acknowledges that Employee has voluntarily and knowingly entered into the Agreement and the Release with full knowledge of its consequences. Employee acknowledges that the Agreement and Release have been written in a way that Employee understands. Employee acknowledges that she has had the opportunity to be represented by legal counsel during the negotiation and execution of this Agreement and Release, and that Employee understands that Employee will be fully bound by this Agreement and Release.

6.    Certification of Non-Retention of Employer Property. As a condition of the Consideration described in Section 2 of this Agreement, Employee certifies that Employee has returned and not retained, in any form or format, all Employer documents, data, and other property in Employee’s possession or control and certifies that Employee has permanently deleted from any electronic media in Employee’s possession, custody, or control (such as computers, smart phones, cell phones, hand-held devices, back-up devices, zip drives, etc.) or to which Employee has or may have had access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images of Employer documents, data and other property, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained. Employee agrees to provide Employer with a list of any documents that Employee created or is otherwise aware that are password-protected and the password(s) necessary to access such password-protected documents. For purposes of this Agreement, “documents, data, and other property” includes, without limitation, drawings, orders, files, documents, notes, computers, laptop computers, fax machines, cell phones, smart devices, access cards, fobs, keys, reports, manuals, records, correspondence and/or other documents or materials related to Employer’s business that Employee has compiled, generated or received while working for Employer, including all electronically stored information, copies, samples, computer data, disks, or records of such materials and all Confidential Information (as hereinafter defined). Employee agrees to return DiaMedica property located at her residence before the Consideration noted in Section 2.a. is remitted, including but not limited to the Employer property listed in Exhibit C.

7.    Cooperation. In exchange for the Consideration to be paid by Employer and other undertakings of Employer stated in this Agreement, Employee agrees to be available upon reasonable notice from Employer, with or without a subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities, with respect to matters and/or disputes concerning which Employee has or may have knowledge as a result of or in connection with Employee’s employment by Employer. In performing Employee’s obligations under this Section 6 to testify or otherwise provide information, Employee will honestly, truthfully, forthrightly, and completely provide the information requested. Employee will comply with this Agreement upon notice from Employer that Employer or its attorneys believe that Employee’s compliance will assist in the resolution of an investigation or the prosecution or defense of claims. Employee understands and agrees that Employer’s obligations under this Agreement are contingent upon Employee cooperating with Employer in investigations and litigation.

8.    Confidentiality of Agreement. It is the intent of Employer and Employee that the terms of this Agreement be treated as confidential. Employee warrants that Employee has not and agrees that Employee will not in the future disclose the terms of this Agreement, or the terms of the Consideration to be paid by Employer to Employee as part of this Agreement, to any person other than Employee’s attorney, tax advisor, spouse, or representatives of any state or federal regulatory agency, who will be bound by the same prohibitions against disclosure as bind Employee, and Employee will be responsible for advising those individuals or agencies of this confidentiality provision. Employee will not provide or allow to be provided to any person this Agreement, or any copies thereof, nor will Employee now or in the future disclose the terms of this Agreement to any person, with the sole exception of communications with Employee’s spouse, attorney and tax advisor, unless otherwise ordered to do so by a court or agency of competent jurisdiction.

9.    Non-Disparagement. Unless otherwise required by law, including but not limited to under the National Labor Relations Act if applicable to Employee, or unless it is in the context of an Equal Employment Opportunity Commission (“EEOC”) or other civil rights or other government enforcement agency investigation or proceeding, Employee agrees that she will make no critical, disparaging or defamatory comments regarding Employer or any Released Party (as defined in the Release), in any respect or make any comments concerning the conduct or events which precipitated Employee’s separation. Furthermore, Employee agrees not to assist or encourage in any way any individual or group of individuals to bring or pursue a lawsuit, charge, complaint, or grievance, or make any other demands against Employer or any Released Party. This provision does not prohibit Employee from participating in an EEOC or other civil rights or other government enforcement agency charge, investigation or proceeding, or from providing testimony or documents pursuant to a lawful subpoena or as otherwise required by law. Employer agrees that it will make no critical, disparaging or defamatory comments regarding Employee, in any respect or make any comments concerning the conduct or events which precipitated Employee’s separation.

10.    Exclusions and Limitations on Confidentiality of Agreement and Non-Disparagement Provisions. The Parties agree that nothing in this Agreement, including Sections 8 and 9, prohibits them or may be read to prohibit them from:

A.

filing a charge with an administrative agency, including the National Labor Relations Board and/or participating in a charge filed by another individual or agency, or participating or testifying in an agency investigation.

B.

exercising protected rights under Section 7 of the National Labor Relations Act, if applicable, where “employees” (within the meaning of the Act) may, among other things, communicate through any means with any person or entity to discuss wages and terms and conditions of employment and/or exercise any other rights to engage in activity protected under Section 7 of the National Labor Relations Act;

C.	reporting any good faith allegation of unlawful employment practices to any appropriate federal, State, or local government agency enforcing labor and employment related discrimination laws.

D.	reporting any good faith allegation of criminal conduct to any appropriate federal, state, or local official.

E.	participating in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws.

F.	making any truthful statements or disclosures required by law, regulation, or legal process; and

G.	requesting or receiving confidential legal advice regarding this Agreement or otherwise.

11.    Stipulation of No Charges. Employee affirmatively represents that Employee has not filed nor caused to be filed any charges, claims, complaints, or actions against Employer before any federal, state, or local administrative agency, court, or other forum. Except as expressly provided in this Agreement or required by law, Employee acknowledges and agrees that Employee has been paid all wages, bonuses, compensation, benefits and other amounts that are due, with the exception of any vested right under the terms of a written ERISA-qualified benefit plan. Employee waives any right to any form of recovery or compensation from any legal action, excluding any action claiming this Agreement and Release violate the Age Discrimination in Employment Act (“ADEA”) and/or the Older Workers Benefit Protection Act (“OWBPA”), filed or threatened to be filed by Employee or on Employee’s behalf based on Employee’s employment, terms of employment, or separation from, Employer. Employee understands that any Consideration paid to Employee pursuant to this Agreement may be deducted from any monetary award Employee may receive as a result of a successful ADEA and/or OWBPA claim or challenge to this Agreement and Release. This does not preclude Employee from eligibility for unemployment benefits and does not preclude or obstruct Employee’s right to file a charge with the Equal Employment Opportunity Commission.

12.    Agreement Not to Seek Future Employment. Employee agrees that Employee will never knowingly seek nor accept employment with Employer, nor any other entity owned by Employer, either directly or through a consulting firm.

13.    Withholding for Amounts Owed to Employer. Execution of this Agreement will constitute Employee’s authorization for Employer to make deductions from Employee’s Consideration, for Employee’s indebtedness to Employer, or to repay Employer for unaccrued vacation or other Paid Time Off already taken, Employee purchases, wage or benefit overpayment, or other Employer claims against Employee, if any and to the extent permitted by applicable law.

14.    Non-Admissions. The Parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement or the Release will be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.

15.    Governing Law; Consent to Personal Jurisdiction. The laws of the State of Minnesota will govern this Agreement without regard to conflict of laws principles. The Parties each hereby consent to the personal jurisdiction of the state courts located in Hennepin County, State of Minnesota, and the federal district court sitting in Hennepin County, State of Minnesota, if that court otherwise possesses jurisdiction over the matter, for any legal proceeding concerning or related to this Agreement.

16.    Remedies. The Certification of Non-Retention of Employer Property and Non-Disparagement provisions of this Agreement have substantially induced Employer to enter into this Agreement. Any violation by the Employee of such provisions of this Agreement shall obligate the Employee to return to Employer the Consideration which she has received pursuant to this Agreement and shall entitle Employer to bring a legal action for damages and other appropriate relief, and to recover the attorneys’ fees and costs which Employer incurs in the course of enforcing its rights under this Agreement against the Employee.

17.    Post-Employment Obligations. Employee agrees that Employee remains bound by and must comply with the post-employment obligations contained in the Employee Agreement previously entered into between Employer and Employee executed by the Parties on February 12, 2022, and which is attached hereto as Exhibit B (“Employee Agreement”).

18.    Voluntary and Knowing Action. Employee acknowledges that Employee has had sufficient opportunity to review the terms of this Agreement and attached Release, and that Employee has voluntarily and knowingly entered into this Agreement. Employer will not be obligated to provide any Consideration to Employee pursuant to this Agreement in the event Employee elects to rescind/revoke the Release. The Release becomes final and binding on the Parties upon expiration of the rescission/revocation period, provided Employee has not exercised Employee’s option to rescind/revoke the Release. Any attempt by Employee to rescind any part of the Release obligates Employee to immediately return all Consideration received under this Agreement to Employer.

19.    Legal Counsel and Fees. Except as otherwise provided in this Agreement and the Release, the Parties agree to bear their own costs and attorneys’ fees, if any. Employee acknowledges that Employer, by this Agreement, has advised Employee that Employee may consult with an attorney of Employee’s choice prior to executing this Agreement and the Release. Employee acknowledges that Employee has had the opportunity to be represented by legal counsel during the negotiation and execution of this Agreement and the Release, and that Employee understands Employee will be fully bound by this Agreement and the Release.

20.    Modification. Neither this Agreement nor the Release may be modified or amended unless it is done in writing and signed by both Employer and Employee.

21.    Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties’ respective successors and assigns.

22.    Notices. All notices and communications that are required or permitted to be given under this Agreement will be in writing and will be sufficient in all respects if given and delivered in person, by electronic mail, by facsimile, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving Party at such Party’s address below or to such other address as such Party may have given to the other by notice pursuant to this Section. Notice will be deemed given (i) on the date of delivery in the case of personal delivery, electronic mail or facsimile, or (ii) on the delivery or refusal date as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

If to Employer:	DIAMEDICA USA INC. Attention: Teri Wilson 301 Carlson Parkway – Suite 210 Minnetonka, MN 55305

If to Employee:	Lorianne Masuoka 142 Beverly Road Chestnut Hill, MA 02467

23.    Waivers. No failure or delay by either Party in exercising any right or remedy under this Agreement will waive any provision of this Agreement.

24.    Entire Agreement. Except for any continuing, post-employment obligations under this Agreement or Employee’s Employee Agreement attached hereto as Exhibit B, this Agreement and the attached Release and Exhibits B and C are the entire agreement between Employer and Employee relating to Employee’s employment and separation.

25.    Miscellaneous. This Agreement may be executed simultaneously in counterparts, each of which will be an original, but all of which will constitute but one and the same agreement.

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Lorianne Masuoka
/s/ Lorianne Masuoka

Dated:	August 4, 2025

DIAMEDICA USA INC.
By:	/s/ Scott Kellen

It’s:	Chief Financial Officer

Dated:	August 4, 2025

EXHIBIT A

RELEASE

EXHIBIT B

EMPLOYMENT AGREEMENT

EXHIBIT C – RETURN OF DIAMEDICA PROPERTY